EXHIBIT 4
                                CN BANCORP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                         (50,000 shares of Common Stock)
1.  PURPOSES

The purpose of the CN Bancorp, Inc Employee Stock Purchase Plan (Plan) is to encourage eligible employees of CN Bancorp, Inc. and its subsidiaries (Bancorp) to acquire ownership of Common Stock. This Plan is intended to constitute an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code.

2.  DEFINITIONS

The following words or terms used herein have the following meaning:

          (a)  The "Plan" shall mean this Employee Stock Purchase Plan.
          (b)  "Board" shall mean the Board of Directors of CN Bancorp, Inc.
          (c) "Shares" "Stock" or "Common Stock" shall mean shares of $10.00 par value common stock of CN Bancorp, Inc.
          (d) The "Committee" shall mean the committee appointed by the Board to administer the Plan.
          (e) "Employee" shall mean any employee of CN Bancorp, Inc. and subsidiaries whose customary employment is for more than 20 hours per week.
          (f) "Option" shall mean the right of an Employee to purchase Common Stock under the Plan.
          (g) "Date of Grant" shall mean, in respect of any Option, the date on which the Board grants the Option under the Plan
          (h) "Date of Exercise" shall mean the date upon which the Employee completes the payment requirement of the Option and is entitled to delivery of the Shares so purchased, which date shall in no event be later than 27 months after the Date of Grant.
          (i) "Option Period" shall mean the period commencing upon the Date of Grant and ending on the Date of Exercise.
          (j) "Fair market value" shall mean the average of the best bid and best ask price as reported on the OTC Bulletin Board, if the Common Stock is traded otherwise than on a national securities exchange (including the Nasdaq National or Small Cap Market). If the Common Stock is listed on a national securities exchange (including the NASDAQ National or Small Cap Market) on the date in question, then the fair market value shall be not less than the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the fair market value shall be not less than the mean between the bid and asked prices on such date.. If no such prices are available, then the fair market value shall be its fair market value as determined by the Committee, in good faith, in its sole and absolute discretion.

3.  ELIGIBILITY

Eligible Employee shall mean any Employee as that term is defined in Section 2(e) above who has completed one year or more of employment with Bancorp on the Date of Grant of any Options under the Plan. No Employee shall be an Eligible Employee if, immediately after such Option were granted, such Employee would own Stock representing 5% or more of the total combined voting power or value of all classes of stock of CN Bancorp, Inc. In determining whether the Stock ownership of an Employee exceeds this 5% limit, the rules of Section 425(d) of the Internal Revenue Code (relating to attribution of stock ownership) shall apply, and Stock which the Employee may purchase under outstanding Options (whether or not such Options qualify for the special tax treatment of Section 421(a) for the Internal Revenue Code) shall be treated as Stock owned by the Employee.

4.  STOCK

The Stock subject to the Options shall be authorized but un-issued shares of CN Bancorp, Inc. Common Stock, $10.00 par value per share. The aggregate number of Shares which may be issued under Options shall not exceed 50,000 shares of such Common Stock; (except for adjustments under Section 5). Shares optioned and not accepted, or if accepted, not purchased, shall continue to be available for inclusion in any subsequent Options that may be granted under the Plan.


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 5. GRANT OF OPTIONS

The Board shall grant to Eligible Employees Options to purchase such numbers of Shares and at such time or times as it shall determine, subject to the limitations of Section 3 and 4 and subject to the following additional limitations.

     (a) All Eligible Employees shall enjoy equal rights and privileges under the Plan, and the number of shares granted under Option shall bear a uniform relationship to compensation


     (b) No option shall permit the rights of an Eligible Employee to purchase stock under all "employee stock purchase plans" of the Company and its parent corporation and subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the option is granted) for each calendar year in which the option is outstanding.

With respect to any Option, the Board will specify the number of Shares to be made available, the Date of Grant, the terms of the Option, and such terms and conditions not inconsistent with this Plan as may be necessary or appropriate, provided that in no event shall the terms of the Option extend more than 27 months from the Date of Grant.

The number and kind of shares reserved for issuance under this Plan, and the number and kind of shares subject to outstanding Options and the exercise price thereof, shall be proportionately adjusted for any increase, decrease, change or exchange of shares for a different number or kind of shares or other securities of Bancorp which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by Bancorp. The issuance by Bancorp or an affiliate of shares of stock of any class, or of securities convertible into shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number, class, or exercise price of shares then subject to options or reserved for issuance under this Plan.

6. ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee, which shall consist of not less than three members of the Board who are not eligible to participate in the Plan, one of whom shall be designated as Chairman. The Committee is vested with full authority to make, administer, and interpret such equitable rules and regulations regarding the Plan as it may deem advisable, subject to the terms of the Plan. Its determinations as to the interpretation and operation of the Plan shall be final and conclusive.

The Committee may act by a majority vote at a regular or special meeting or by decision reduced to writing and signed by all of the members of the Committee without a meeting.

Members of the Committee shall be named by the Board.

7. PROCEDURE FOR GRANT AND ACCEPTANCE OF OPTION

An Eligible Employee shall be notified by Bancorp of the Grant of any Option or Options to him. In order to participate in the Plan, the Eligible Employee must sign an Acceptance of Option on a form provided by CN Bancorp, Inc. showing the number of Shares that he elects to purchase, and must deliver it within 30 days after the date appearing on the form to the Secretary or other officer designated in the Option. If an Eligible Employee elects to accept the option, he must accept an option to purchase the number of Shares specified in his Option, or a lesser number of shares.

Shares optioned and not accepted, or if accepted, not purchased, shall continue to be available for inclusion in any subsequent Options that may be granted under the Plan.



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8. PURCHASE PRICE

The purchase price per Share will be an amount equal to the lesser of 85% of the Fair Market Value of such Share on the Date of Grant or 85% of the Fair Market Value of such Share on the Date of Exercise; provided, however, and subject to the foregoing, in no event shall the purchase price be less than the par value of the Common Stock

9. METHOD OF PAYMENT

Payment for Shares under Options accepted pursuant to the Plan shall be made in a lump sum payment within the term specified by the Committee, which in no case shall be longer than 27 months. The Date of Exercise for Options accepted under this Plan shall be the date of the lump sum payment.

Notwithstanding anything to the contrary herein set forth, an Eligible Employee who has accepted an option may at any time prior to the expiration of 30 days after his termination of employment with Bancorp but in no event after the expiration of a period of 27 months from the Date of Grant exercise the option by a full lump sum payment.

For purposes of this Section, an Eligible Employee shall not be deemed to have terminated his employment while he is on military leave, sick leave, furlough, lay-off, or other bona fide leave of absence (including but not limited to temporary employment by the Government) if the period of such leave of absence does not exceed 90 days, or if longer, so long as his right to reemployment with Bancorp is guaranteed by law or by contract. Where the period of leave exceeds 90 days and where the Eligible Employee's right to reemployment is not guaranteed either by law or by contract, such Eligible Employee will be deemed to have terminated his employment on the 91st day of such leave.

Notwithstanding anything to the contrary herein set forth, no Options granted under the Plan may be exercised prior to such date as may be fixed by the Board of Directors.

10. RIGHTS AS STOCKHOLDER

An Eligible Employee will become a stockholder with respect to Shares for which payment has been made at the Date of Exercise. An Eligible Employee will not have any rights as a stockholder with respect to Shares under option as provided in the Plan until he exercises the option as provided in the Plan.

11. OPTIONS TO PURCHASE SHARES NOT TRANSFERABLE

Options granted to an Eligible Employee under the plan are exercisable only by him during his lifetime. Such Options may not be sold, transferred (other than by will or the laws of descent and distribution), pledged, or otherwise disposed of or encumbered.

12. CANCELLATION OF ACCEPTANCE OF OPTION

At any time prior to, but in no event following, his Date of Exercise, an Eligible Employee who has elected to purchase Shares may cancel his Acceptance of Option as to any or all of such Shares by written notice of cancellation delivered to the officer designated to receive his Acceptance of Option. If an Eligible Employee cancels his Acceptance of Option as to only a part of the Shares, he shall make the required payment as provided in Section 9 above with respect to the number of Shares for which his Acceptance of Option is not cancelled.

13. EFFECT OF FAILURE TO MAKE PAYMENTS WHEN DUE

Subject to other provisions of the Plan permitting postponement, Bancorp will treat the failure by an Eligible Employee to make any payment as a cancellation of his Acceptance of Option. In that event, the Eligible Employee will be notified of such cancellation by mailing notice to him at his last known business or home address.

14. RETIREMENT

If the employment of an Eligible Employee is terminated by retirement prior to the end of the Option Period, such Eligible Employee may elect to pay for his Shares within three (3) months of his termination of employment by retirement, but in no event later than 27 months after the Date of Grant. The Date of Exercise with respect to his Option shall be the date of such lump sum payment.

15. DEATH

If the employment of an Eligible Employee is terminated by death prior to the end of the Option Period, the executors or administrators of such deceased Eligible Employee or any person or persons who shall have acquired the Option directly from such deceased Eligible Employee by bequest or inheritance may elect, at any time within three (3) months after such Eligible Employee's death, but in no event after the expiration of a period of 27 months after the Date of Grant exercise the option by making full payment of amount required to exercise the option.

16. APPLICATION OF FUNDS

All funds received by CN Bancorp, Inc. in payment for Shares purchased under the Plan may be used for any valid corporate purpose.

17. MANDATORY MINIMUM HOLDING PERIOD

No disposition of shares purchased pursuant to the Plan's options may be made within two years after the date of the granting of the respective options nor within one year after the exercise of such options by the employee, except by will or the laws of descent and distribution, or to joint ownership with the employee's spouse. This restriction is for the purpose of encouraging long-term investment in Bancorp stock by employees and is not intended, and is not guaranteed, to preserve any tax benefit or treatment.

18. COMMENCEMENT OF PLAN

The Plan shall not take effect until approved by the holders of the majority of the Shares of the Common Stock of CN Bancorp, Inc. present, in person or by proxy, and entitled to vote at a duly held stockholders' meeting, which approval must occur within the period beginning twelve months before and ending twelve months after the date the Plan is adopted by the Board.

19. GOVERNMENTAL APPROVALS OR CONSENTS

The Plan and any Options granted thereunder are subject to any governmental approvals or consent that may be or become applicable in connection therewith. The Board may make such changes in the Plan and include such terms in any Option granted under the Plan as may be necessary or desirable, in the opinion of counsel of CN Bancorp, Inc. to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Internal Revenue Code or the laws of any state.

20. AUTHORITY TO AMEND, SUSPEND, OR TERMINATE PLAN

The Board may, insofar as permitted by law, from time to time, with respect to any Shares at any time not subject to Options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever except that, without the approval of the holders of the majority of the outstanding Shares of Common stock of CN Bancorp, Inc., no such revision or amendment shall change the number of Shares subject to the Plan or permit granting of Options under the Plan to persons other than the employees of CN Bancorp, Inc.. Furthermore, the Plan may not, without the approval of the holders of the majority of the outstanding Shares of the Common Stock of CN Bancorp, Inc. be amended in any manner that will cause Options issued under it to fail to meet the requirements of an Employee Stock Purchase Plan as defined in Section 423 of the Internal Revenue Code.

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21. EMPLOYMENT RIGHTS NOT CONFERRED BY PLAN

Neither the establishment nor any continuance of the Plan, nor the granting of Options thereunder, shall be construed as conferring any legal rights upon any Eligible Employee or other employee for a continuation of employment, nor shall such establishment, continuance or granting of Options interfere with the rights of CN Bancorp, Inc. to discharge any Eligible Employee or other employee.